MERIDIAN POINT
REALTY TRUST VIII COMPANY


FOR IMMEDIATE RELEASE            CONTACT: John E. Castello
Meridian Point Realty Trust VIII Company
655 Montgomery Street
Suite 800
San Francisco, California 94111
Tel  (415)  274-1808

MERIDIAN POINT REALTY TRUST VIII COMPANY ADOPTS SHAREHOLDER RIGHTS PLAN

            San Francisco, California, November 14, 1997 - Meridian Point Realty Trust VIII Company (AMEX: MPH, MPHpr) today announced that its Board of Directors had adopted a Shareholder Rights Plan in which purchase rights will be distributed as a dividend at the rate of one right for each share of preferred stock of the Company, par value $.001 per share and one right for each share of common stock of the Company, par value $.001 per share, held by shareholders of record as of the close of business on November 30, 1997, and in which exchange rights will be distributed as a dividend at the rate of one right for each share of common stock of the Company held by holders of common stock of record as of the close of business on November 30, 1997.

            The Rights Plan is intended to protect shareholders by deterring coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's shareholders. The Rights Plan is intended to provide a tool to the Board of Directors of the Company as it begins a process to actively review strategic alternatives. The rights will expire on November 30, 2007.

            Concurrently with the adoption of the Rights Plan, the Company announced that it had retained Prudential Securities Incorporated to assist the Company in exploring alternatives to maximize shareholder value.

            Under the Rights Plan, each purchase right initially will entitle shareholders to buy 2.9 shares of preferred stock for $32 per share. Each exchange right will entitle holders of common stock to exchange each share of common stock for one share of preferred stock, at an exercise price equal to the difference between the market value of the preferred stock and the market value of the common stock. The purchase rights will be exercisable only if a person or group (a) acquires beneficial ownership of 50 percent or more of the Company's common stock (the "Common Stock Threshold"), 15 percent or more of the Company's preferred stock (the "Preferred Stock Threshold"), or shares of the Company's capital stock in an amount equaling percentages of the Common Stock Threshold and the Preferred Stock Threshold which total at least 100% (e.g., 67% of the 50% of the outstanding shares of the Company's common stock, and 33% of the 15% of the outstanding shares of the Company's preferred stock) (the "Capital Stock Threshold") or (b) commences a tender or exchange offer upon consummation of which such person or group would beneficially own shares of the Company's capital stock in an amount which equals or exceeds the Preferred Stock Threshold, the Common Stock Threshold, or the Capital Stock Threshold. The exchange rights will be exercisable only if a person or group acquires beneficial ownership of shares of the Company's capital stock in an amount which equals or exceeds the Preferred Stock Threshold, Common Stock Threshold or Capital Stock Threshold, either through open market purchases or consummation of a tender or exchange offer. However, the Rights Plan provides for an exception for persons or groups who, on the date the plan was adopted, beneficially owned shares of the Company's capital stock in an amount equal to or greater than the Common Stock Threshold, the Preferred Stock Threshold or the Capital Stock Threshold, provided that such persons do not thereafter acquire additional shares equal to 1% or more of the outstanding capital stock.

            If any person becomes the beneficial owner of 50 percent or more of the Company's common stock, 15 percent or more of the Company's preferred stock, or shares of the Capital Stock of the Company in an amount which equals or exceeds the Capital Stock Threshold, other than pursuant to a tender or exchange offer for all outstanding shares of the Company approved by a majority of the independent directors not affiliated with such person, then each purchase right not owned by such person or related parties will entitle its holder to purchase 2.9 shares of the Company's preferred stock (or, in certain circumstances as determined by the Board, cash, other property or other securities) for an exercise price of $1.00 per share. In addition, if after any person has become a holder of 50% or more of the Company's common stock, 15% or more of the Company's preferred stock, or shares of capital stock of the Company in an amount which equals or exceeds the Capital Stock Threshold, the Company is involved in a merger or other business combination transaction with another person in which the Company does not survive or in which its common stock is changed or exchanged, or if the Company sells 50 percent or more of its assets or earning power to another person, each purchase right (except for purchase rights held by the person who has acquired shares of the Company's capital stock in an amount which equals or exceeds the Common Stock Threshold, the Preferred Stock Threshold or the Capital Stock Threshold) will entitle its holder to purchase, at the purchase right's then current exercise price, shares of common stock of such other person having a value equal to the value of
2.9 shares of the preferred stock of the Company, and each exchange right (except for exchange rights held by the person who has acquired shares of the Company's capital stock in an amount which equals or exceeds the Common Stock Threshold, the Preferred Stock Threshold or the Capital Stock Threshold) will entitle its holder to exchange, at the exchange right's then current exercise price, each share of common stock of the Company for shares of common stock of such other person having a value equal to one share of preferred stock of the Company.

            The Company will generally be entitled to redeem the rights at $.001 per right at any time until 10 business days (subject to extension) following a public announcement that the Common Stock
Threshold, the Preferred Stock Threshold or the Capital Stock Threshold has been equaled or exceeded.

            Details of the Shareholder Rights Plan are outlined in a letter to be mailed to all shareholders of the Company.

            Safe Harbor Statement Under the Private Securities Litigation Act of 1995: This press release contains certain forward-looking statements, including those relating to distribution of dividends and operation of the Shareholder Rights Plan, that are subject to various risks and uncertainties that could cause results to differ materially. These risks include the risk that future action or inaction by the Board with respect to the Shareholder Rights Plan, including any future decision relating to redemption of the rights or amendment of the terms of the rights, could become the subject of litigation and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-Q for the quarter ended September 30, 1997. The Company assumes no obligation to update the information in this release.

            Meridian Point Realty Trust VIII Company is an equity real estate investment trust through which investors share in the ownership of income producing industrial real estate. Founded in 1987, the Company is headquartered in San Francisco and owns properties located in Michigan, Tennessee, Texas, Arizona, California and Florida. The Company's common stock trades on the American Stock Exchange under the symbol MPH and the Company's preferred stock trades on the American Stock Exchange under the symbol MPHpr.

END